Exhibit 99.1

FOR IMMEDIATE RELEASE

EDITORIAL CONTACT:
INVESTOR CONTACTS:

Dave Kroll	Mike Haase
(408) 749-3310	(408) 749-3124
dave.kroll@amd.com	mike.haase@amd.com
Ruth Cotter
(408) 749-3887
ruth.cotter@amd.com

AMD Closes

Private Offering of 7.75% Senior Notes due in 2012

SUNNYVALE, CA – October 29, 2004 – Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it has closed a private offering of $600 million of 7.75 percent Senior Notes due in 2012. AMD intends to use the net proceeds from the offering, approximately $587 million, together with existing cash, to prepay the full amount owed by AMD’s indirect wholly-owned German subsidiary, AMD Saxony Limited Liability Company & Co. KG, under its existing term loan.

The Senior Notes were sold to qualified institutional buyers in compliance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. The new Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Senior Notes bear interest at the rate of 7.75 percent per year and mature on November 1, 2012. Interest on the Senior Notes is payable semiannually in arrears on May 1 and November 1, beginning May 1, 2005.

Prior to November 1, 2008, AMD may redeem some or all of the Senior Notes at a price equal to 100 percent of the principal amount plus accrued and unpaid interest plus a “make-whole” premium. Thereafter, AMD may redeem some or all of the Senior Notes at any time for cash at specified prices plus accrued and unpaid interest. In addition, prior to November 1, 2007, AMD may redeem up to 35 percent of the notes from the proceeds of certain equity offerings at 107.75 percent of the principal amount thereof, plus accrued and unpaid interest.

Holders of the Senior Notes have the right to require AMD to repurchase all or a portion of the Senior Notes in the event that the company undergoes a change of control at a repurchase price of 101 percent of the principal amount plus accrued and unpaid interest.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.

About AMD

AMD (NYSE:AMD) designs and produces innovative microprocessors, Flash memory devices and low-power processor solutions for the computer, communications and consumer electronics industries. AMD is dedicated to helping its customers deliver standards-based, customer-focused solutions for technology users, ranging from enterprises and governments to individual consumers. For more information, visit www.amd.com.